Exhibit 99.1

Unaudited pro forma condensed combined financial statement

On December 2, 2011, Medicis Pharmaceutical Corporation (“Medicis”), completed its asset acquisition pursuant to an Asset Purchase Agreement, dated as of November 18, 2011 (the “Purchase Agreement”), with Graceway Pharmaceuticals, LLC (“Graceway”) and certain of its subsidiaries (collectively, the “Sellers”). Graceway filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code on September 29, 2011. Graceway’s Board of Directors approved the Purchase Agreement and the transactions contemplated thereunder on November 18, 2011. Pursuant to the Purchase Agreement, Medicis acquired substantially all of the assets of the Sellers for an aggregate purchase price of approximately $455 million and agreed to assume certain limited post-closing liabilities, primarily associated with contracts for commercial operations assumed by Medicis (the “Transaction”). Medicis did not assume any of Graceway’s debt.

The following unaudited pro forma condensed combined financial statement combines the historical consolidated financial statements of Medicis and Graceway Pharma Holding Corp. (the parent of Graceway) and Subsidiaries, after giving effect to the Transaction on December 2, 2011 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is presented as if the Transaction had occurred on January 1, 2011 and was carried forward through the aforementioned period.

The unaudited pro forma condensed combined financial statement includes adjustments directly attributable to the Transaction. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and assumptions that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) expected to have a continuing impact on the combined results beyond 12 months from the date of the Transaction. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	separate historical audited financial statements of Medicis as of and for the year ended December 31, 2011 included in Medicis’ Annual Report on Form 10-K for the year ended December 31, 2011; and

•

separate historical unaudited condensed financial statements of Graceway Pharma Holding Corp. and Subsidiaries as of and for the nine months ended September 30, 2011 included in Exhibit 99.2 to our Current Report on Form 8-K/A filed on February 16, 2012.

The Transaction has been accounted for using the purchase method of accounting. Accordingly, Medicis’ cost to acquire the assets of Graceway has been allocated to the tangible assets, intangible assets and in-process research and development assets acquired and liabilities assumed, based upon their respective estimated fair values as of the date of the Transaction. The excess of the purchase price over fair value of net assets acquired was allocated to goodwill. It is expected that substantially all such goodwill will be deductible for tax purposes. The fair value estimates are preliminary and may change the purchase price allocation.

The unaudited pro forma condensed combined financial statement is being presented for illustrative purposes, and is not necessarily indicative of what Medicis’ financial position or results of operations actually would have been had it completed the Transaction at the date indicated. In addition, the unaudited pro forma condensed combined financial statement does not purport to project the future financial position or operating results of the combined companies.

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

	Historical		Pro Forma		Pro Forma
	Medicis (1)	Graceway (2)	Adjustments	Notes	Combined
	(In millions, except per share data)
			Increase /
			(Decrease)
Net revenues	$721.1	$123.5	$—		$844.6
Cost of product revenues	66.9	26.6	—		93.5

Gross profit	654.2	96.9	—		751.1

Operating expenses:
Selling, general and administrative	353.4	68.2	(2.9)	a	418.7
Research and development	68.4	2.8	—		71.2
Depreciation and amortization	32.6	30.2	8.7	b	71.5
Impairment of intangible assets	16.5	—	—		16.5

Total operating expenses	470.9	101.2	5.8		577.9

Operating income (loss)	183.3	(4.3)	(5.8)		173.2
Interest and investment income	(4.5)	—	2.6	c	(1.9)
Interest expense	4.7	46.8	(46.8)	d	4.7

Income (loss) from continuing operations before income tax expense	183.1	(51.1)	38.4		170.4

Income tax expense (benefit)	76.2	1.8	(6.4)	e	71.6

Net income (loss) from continuing operations	106.9	(52.9)	44.8		98.8
Gain from discontinued operations, net of income tax benefit	(19.6)	—	—		(19.6)

Net income (loss)	$126.5	$(52.9)	$44.8		$118.4

Earnings Per Share:
Net income per share of common stock
Basic net income per share—continuing operations	$1.72				$1.59

Basic net income per share—discontinued operations	$0.32				$0.32

Basic net income per share	$2.04				$1.91

Diluted net income per share—continuing operations	$1.59				$1.48

Diluted net income per share—discontinued operations	$0.32				$0.32

Diluted net income per share	$1.88				$1.76

Weighted average number of common stock outstanding
Basic	60.2				60.2

Diluted	66.8				66.8

(1)	Represents the audited results of Medicis for the year ended December 31, 2011.
(2)	Represents the unaudited results of Graceway for the period January 1, 2011 through December 1, 2011.

See accompanying notes to unaudited pro forma condensed combined financial statements.

MEDICIS PHARMACEUTICAL CORPORATION

Notes to the Unaudited Pro Forma Condensed Combined Financial Statement

1. Basis of Presentation

On December 2, 2011, Medicis completed its asset acquisition pursuant to a Purchase Agreement, dated as of November 18, 2011, with Graceway Pharmaceuticals LLC (“Graceway”) and certain of its subsidiaries (collectively the “Sellers”). Graceway filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code on September 29, 2011. Graceway’s Board of Directors approved the Purchase Agreement and the transactions contemplated thereunder on November 18, 2011. Pursuant to the Purchase Agreement, Medicis acquired substantially all of the assets of the Sellers for an aggregate purchase price of approximately $455 million and agreed to assume certain limited post-closing liabilities, primarily associated with contracts for commercial operations assumed by Medicis. Medicis did not assume any of Graceway’s debt.

The following unaudited pro forma condensed combined financial statement has been prepared based upon historical financial information of Medicis and Graceway Pharma Holding Corp. (the parent of Graceway) and Subsidiaries giving effect to Medicis’ acquisition of the assets of Graceway and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principals generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. This unaudited pro forma condensed combined financial statement is not necessarily indicative of the results of operations that would have been achieved had the Transaction actually taken place at the date indicated and does not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statement should be read in conjunction with the historical financial statements.

The Transaction has been accounted for using the purchase method of accounting, in accordance with accounting principals generally accepted in the United States. Accordingly, Medicis’ cost to acquire the assets of Graceway has been allocated to the tangible assets, intangible assets and in-process research and development assets acquired and liabilities assumed, based upon their respective estimated fair values as of the date of the Transaction. The excess of the purchase price over fair value of net assets acquired was allocated to goodwill. It is expected that substantially all such goodwill will be deductible for tax purposes. The fair value estimates are preliminary and may change the purchase price allocation.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines the historical consolidated statement of operations of Medicis for the year ended December 31, 2011 and Graceway Pharma Holding Corp. and Subsidiaries for the period from January 1, 2011 through the closing of the Transaction on December 2, 2011, giving effect to the Transaction and related events as if they had occurred on January 1, 2011.

The unaudited pro forma condensed combined statement of operations does not reflect operational and administrative cost savings (“synergies”) that management of the combined company estimates may be achieved as a result of the acquisition, or non-recurring one-time costs that may be incurred as a direct result of the acquisition.

MEDICIS PHARMACEUTICAL CORPORATION

Notes to the Unaudited Pro Forma Condensed Combined Financial Statement

2. Purchase Price and Financing Considerations

Purchase Price

Under the terms of the Purchase Agreement, Medicis paid $455 million in cash for substantially all of the assets of Graceway and assumed certain limited post-closing liabilities, primarily associated with contracts for commercial operations assumed by Medicis and also certain liabilities relating to Graceway’s Canadian operations. Medicis did not assume any of Graceway’s debt.

The Graceway tangible and intangible assets and liabilities assumed will be recorded as of the date of the Transaction, at their respective fair values, and added to those of Medicis. The reported financial position and results of operations of Medicis after completion of the Transaction will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Graceway. The allocation is preliminary, and accordingly the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

For the purpose of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of tangible and intangible assets and liabilities assumed as follows:

(in millions)
Fair value of net assets acquired at December 2, 2011	$7.8
Identifiable intangible assets at fair value, including in-process research and development assets	335.8
Goodwill	112.3

Purchase price	$455.9

Substantially all of the acquired identifiable intangible assets are expected to be attributable to the following:

	Estimated fair value	Estimated useful lives	Estimated annual amortization
	(in millions)		(in millions)
Existing products	$233.0	1 –10 years	$39.2
In-process research and development products	86.0	To be determined	—
Trademarks and trade names	15.9	10 years	1.6
Other	0.9	1 – 1.3 years	0.7

	$335.8		$41.5

Intangible assets related to existing products will be amortized based on the specific estimated remaining useful lives attributable to each respective product. Intangible assets related to in-process research and development products will be amortized over their respective estimated useful lives upon regulatory approval of the respective products in development.

In accordance with the requirements of Accounting Standards Codification (“ASC”) 350, Goodwill and Other Intangible Assets, the goodwill associated with the Transaction will not be amortized.

Financing Considerations

The acquisition of Graceway’s assets by Medicis was funded by the liquidation of certain existing short-term investments, and therefore no additional debt was incurred by Medicis related to the Transaction.

MEDICIS PHARMACEUTICAL CORPORATION

Notes to the Unaudited Pro Forma Condensed Combined Financial Statement

3. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the Unaudited Pro Forma Condensed Combined Statement of Operations correspond with the following:

Pro Forma Statement of Operations Adjustments – For the Year Ended December 31, 2011

(a)	Represents the reversal of professional fees and other costs related to the transaction that were included in the historical selling, general and administrative expenses of Medicis.

(b)	Represents the net impact of 1) the elimination of Graceway’s historical depreciation and amortization expense, and 2) the addition of depreciation expense related to the property and equipment acquired and the amortization expense related to the identified intangible assets acquired as a result of the Transaction.

(c)	Represents the reduction in interest and investment income resulting from the liquidation of certain of Medicis’ short-term investments to fund the Transaction, using the average interest rate earned on its investments during the period from January 1, 2011 through the closing of the Transaction on December 2, 2011.

(d)	Represents the elimination of Graceway’s historical interest expense related to its debt, which is not being purchased, assumed or paid by Medicis.

(e)	Represents the income tax effect of all unaudited pro forma condensed combined statement of operations adjustments and the benefit of Graceway’s historical net loss.